Exhibit 10.12

SUCCESS BONUS AGREEMENT

This Success Bonus Agreement (this “Agreement”) dated as of May __, 2017 (the “Effective Date”), is between [Select Energy Services, LLC] [Select Energy Services, Inc.]1 (the “Company”) and __________ (“Employee”).

RECITALS:

A. Employee is currently employed by the Company.
B. The Company wishes to recognize Employee’s efforts in helping to navigate the Company through challenging market conditions during the recent industry downturn.
C. Subject to the terms and conditions of this Agreement, the Company desires to make Employee eligible to receive the Success Bonus (as defined below).
D. This Agreement sets forth the terms pursuant to which Employee may receive, and will be entitled to retain, the Success Bonus.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Employee, the parties agree as follows:

Section 1. Defined Terms. As used herein, the following terms shall have the meanings set forth below.

(a) “Cause” means Employee’s: (i) gross negligence or misconduct in the performance of Employee’s duties with respect to Select or any other member of the Select Group (including the Company), (ii) breach of any provision of this Agreement or any other written agreement between Employee and the Company or any other member of the Select Group, (iii) breach of any Select Group policy or code of conduct applicable to Employee, (iv) engagement in conduct that is injurious, or can reasonably be expected to be injurious, to any member of the Select Group, or (v) commission or conviction of, or plea of no contest to, a felony or any crime or misdemeanor involving fraud, dishonesty or moral turpitude.

(b) “Date of Termination” means that the date that Employee is no longer employed by the Company or any other member of the Select Group.

(c) “Detrimental Activity” means Employee directly or indirectly: (i) requesting, inducing, or attempting to induce any existing or pending customer of any member of the Select Group (each, a “Customer”) from terminating or lessening his, her or its business relationship with any member of the Select Group, (ii) attempting to hire, attempting to employ, attempting to associate in business with, or otherwise hiring, employing or associating in business with any person who is employed by any member of

1 NTD: Employee’s payrolling entity to be the Company.

the Select Group, (iii) other than on behalf of a member of the Select Group, performing or offering to perform (or soliciting in an attempt to perform) any services to any Customer  if such services are the same or similar to services performed by a member of the Select Group for such Customer, or (iv) violating the terms of any confidentiality or non-disclosure agreement, obligation or other covenant with any member of the Select Group.

(d) “Select” means Select Energy Services, Inc.
(e) “Select Group” means, collectively, Select and each of its direct and indirect subsidiaries.
(f) “Success Bonus” shall be an amount equal to $[●], less applicable taxes and withholdings.

(g) “Term” means the period beginning on the Effective Date and ending on the earliest to occur of: (i) June 30, 2018 and (ii) if Employee’s employment with the Company and all other members of the Select Group is terminated due to Employee’s death or by the Company or any other member of the Select Group for a reason other than Cause, the Date of Termination.

Section 2. Success Bonus Payment; Forfeiture.

So long as Employee remains continuously employed by the Company or another member of the Select Group between the Effective Date and June 9, 2017 (the “Payment Date”), the Company shall pay Employee the Success Bonus, which payment shall be made in a single lump sum cash payment as soon as practicable following the Payment Date.

For the avoidance of doubt, in the event Employee is no longer employed by the Company or any other member of the Select Group on the Payment Date then, regardless of the reason that such termination occurs, Employee shall not be entitled to receive the Success Bonus or any portion thereof.

Notwithstanding anything contained herein to the contrary, in the event that Employee engages in Detrimental Activity prior to the expiration of the Term, then: (i) if Employee has not yet received the Success Bonus, Employee shall no longer be eligible to receive the Success Bonus or any portion thereof, and (ii) if Employee has received the Success Bonus, Employee shall be obligated to repay to the Company the entirety of the Success Bonus paid to Employee, which repayment must be made no later than ten (10) days after the Company or another member of the Select Group makes written demand for repayment.

Section 3. Employee’s Representations.

(a) In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee has been entitled during Employee’s employment with the Company or any other member of the Select Group and Employee has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Employee is owed or has been owed by the Company or any other member of the Select

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Group (which, for avoidance of doubt, does not include any sums earned on or after the date Employee signs this Agreement, including the Success Bonus), including all payments owed arising out of all incentive plans and any other bonus arrangements.  For the avoidance of doubt, Employee acknowledges and agrees that Employee had no right to the Success Bonus but for Employee’s entry into this Agreement, and Employee acknowledges and agrees that Employee has no right to receive and retain the Success Bonus if Employee does not satisfy the conditions to receive and retain the Success Bonus, as set forth herein.

(b)Employee expressly acknowledges and agrees that the forfeiture provisions set forth in Section 2 above are intended to link Employee’s interests to the Select Group’s long-term success, but do not restrict or prohibit Employee’s future employment opportunities.

Section 4. General.

(a) Notices.   All notices and other communications hereunder shall be in writing or by written telecommunication (including electronic mail), and shall be deemed to have been duly given upon delivery if delivered personally or via written telecommunication, or five days after mailing if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 4(a):

If to the Company, to:

Select Energy Services, Inc.

1820 N I-35

Gainesville, Texas  76240

Attention:  VP, Human Resources (premy@selectenergyservices.com)

If to Employee, to the last address for Employee appearing on the Company’s records.

(b) Withholding.  All payments required to be made to Employee by Company under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state, local and other taxes and withholdings as may be required by law or governmental regulation or ruling.

(c) Severability.  If any provision of this Agreement (or portion thereof) is held to be illegal, invalid or unenforceable, such provision (or portion thereof) shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision (or portion thereof) never comprised a part hereof, and the remaining provisions (and portions thereof) hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision (or portion thereof) or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision (or portion thereof), there shall be added automatically as part of this Agreement a provision (or portion thereof) as similar in its terms to such illegal, invalid or unenforceable provision (or portion thereof) as may be possible and be legal, valid and enforceable.

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(d) Waiver.  No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(e) Counterparts.  This Agreement may be executed in multiple counterparts (including electronic counterparts), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(f) Interpretation.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.”  The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

(g) Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Employee and the successors and assigns of the Company.  This Agreement may be assigned by the Company to any member of the Select Group, and to any successor to all or substantially all of the Company’s business as a result of a merger, consolidation, sale of stock or assets, or similar transaction; provided that in the event of any such assignment, the Company shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder.  If Employee dies while any amounts would still be payable to Employee hereunder, such amounts shall be paid to Employee’s estate.  This Agreement is not otherwise assignable by Employee.

(h) Entire Agreement.  This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter executed by each of the parties hereto.  Notwithstanding the foregoing, this Agreement does not replace (and is in addition to) any agreement between the Company or any other member of the Select Group, on the one hand, and Employee, on the other hand, with respect to confidentiality or non-disclosure of information, and non-solicitation of employees or customers.

(i) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Delaware, without

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regard to its choice of law principles.  The parties acknowledge and agree that Select is incorporated in Delaware and Delaware has a substantial relationship to Select and the Select Group and that there is a reasonable basis for the choice of law herein, as Delaware law is well-known to the Company and well-developed with respect to the subject matters herein.  Further, the designation of Delaware law and the interpretation and application of this Agreement consistent with principles of Delaware law assures uniformity, certainty, and predictability in the application of this Agreement.

(j) At-Will Employment.  Nothing contained in this Agreement alters the at-will nature of Employee’s employment, and nothing herein shall entitle Employee to be employed by the Company or any other member of the Select Group for any period of time or, if employed, on any particular conditions or terms other than as the Company (or, if applicable, another member of the Select Group that employs Employee) may determine and change in its discretion.

(k) Venue.  Any dispute between Employee and Company that arises out of or concerns, in whole or in part, this Agreement or the employment relationship between Employee and Company, shall be exclusively resolved in the Chancery Court of the State of Delaware.  To the extent necessary, Employee and Company consent to submit to the exclusive jurisdiction of such courts for any action or proceeding arising out of this Agreement, and to waive any objection to such jurisdiction or venue.

[Signature page follows]

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EXECUTED on May__, 2017, and effective as of the Effective Date.

[SELECT ENERGY SERVICES, LLC]
[SELECT ENERGY SERVICES, INC.]

By:

EMPLOYEE

[Employee Name]

File# 000000

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